As filed with the Securities and Exchange Commission on July 20, 2007

Registration No. 333-136773

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-1

on

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VONAGE HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	11-3547680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

23 Main Street

Holmdel, New Jersey 07733

(732) 528-2600

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

John S. Rego

Executive Vice President,

Chief Financial Officer and Treasurer

Vonage Holdings Corp.

23 Main Street

Holmdel, New Jersey 07733

(732) 528-2600

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

James S. Scott, Sr., Esq.

Stephen T. Giove, Esq.

Ferdinand J. Erker, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

(212) 848-4000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post–Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed to convert the registration statement on Form S-1 (No. 333-136773) into a registration statement on Form S-3. The Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July 20, 2007

PRELIMINARY PROSPECTUS

17,834,898 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

We previously issued 5% senior unsecured convertible notes due December 1, 2010 in the aggregate principal amount of $253.6 million which we refer to as the “convertible notes.” This prospectus will be used by the selling stockholders named herein from time to time to resell any shares of our common stock issuable upon conversion of the notes. We will not receive any proceeds from the sale of any shares of our common stock issuable upon conversion of the notes offered by this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “VG.” On July 18, 2007, the closing sale price of our common stock as reported on the New York Stock Exchange was $2.94.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 5 to read about risk factors you should consider before buying shares of our common stock.

In connection with our sale of the convertible notes, we entered into a registration rights agreement with the holders of the convertible notes pursuant to which we are required to file a registration statement of which this prospectus forms a part, to cover the resale of shares of common stock issuable upon conversion of the convertible notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated July 20, 2007

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer shares of our common stock issued upon conversion of the convertible notes owned by them. Each time the selling stockholders offer shares of common stock under this prospectus, they are required to provide to potential purchasers a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find Additional Information” for more information.

You should rely only on information contained in this prospectus or in any related free writing prospectus filed with the Securities and Exchange Commission and used or referred to in an offering to you of these securities. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Unless the context otherwise requires, all references in this prospectus to “Vonage,” “us,” “our,” “we,” the “Company” or other similar terms are to Vonage Holdings Corp.

VONAGE HOLDINGS CORP.

We are a leading provider of broadband telephone services with over 2.4 million subscriber lines as of March 31, 2007. Utilizing our innovative Voice over Internet Protocol, or VoIP, technology platform, we offer feature-rich, low-cost communications services that offer users an experience similar to traditional telephone services. Since our initial launch in October 2002, we have experienced rapid subscriber line growth. For example, we grew from 0.4 million subscriber lines as of December 31, 2004 to approximately 2.4 million as of March 31, 2007.

We offer our customers a variety of service plans, each of which has a fixed monthly fee. We recently began offering an annual prepay plan which provides customers with a discount on the fixed monthly fee. Each of our service plans includes a full suite of features typically offered by traditional circuit-switched telephone service providers, such as call waiting, caller ID and call forwarding. In addition, we offer several enhanced features at no additional charge that are not typically offered by traditional telephone service providers, such as area code selection, web- and e-mail-based voicemail and an account management website that allows customers to add or change their features online. We also offer a number of premium services for an additional fee, such as voicemail to text, toll free numbers, fax numbers and virtual phone numbers. We offer low international per minute calling rates for calls to locations outside the United States, Puerto Rico, Canada, and certain European countries. We believe the combination of these factors allows us to offer an attractive value proposition to our customers.

Our customers can make and receive calls using a standard telephone plugged into a portable Vonage-enabled device almost anywhere a broadband Internet connection is available. We transmit these calls using VoIP technology, which converts voice signals into digital data packets for transmission over the Internet. We provide our service by using our customers’ existing broadband Internet connections, eliminating the need for us to build or lease costly “last-mile” networks. In addition, our network is based on internally developed software and industry standard servers, rather than the more expensive circuit switches used by traditional telephone service providers. This network design enables us to monitor, maintain and expand our network quickly and efficiently while realizing capital and operating cost savings.

We have invested heavily to build a strong brand that helps drive our subscriber growth. We employ an integrated marketing strategy that includes television, online, direct mail, telemarketing, print and radio advertising, a customer referral program and a range of other promotions, all designed to build our brand, attract new subscribers and retain existing customers. We employ a broad distribution strategy and acquire customers through our websites, our toll free numbers and our presence in leading retail outlets, including Best Buy, Circuit City, CompUSA and RadioShack stores.

Our corporate headquarters is located at 23 Main Street, Holmdel, New Jersey 07733, and our telephone number is (732) 528-2600. General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on our website at http://ir.vonage.com/. We are not including the information contained on our web site as part of, or incorporating it by reference into this prospectus.

For additional information concerning our business and affairs, please refer to the documents incorporated by reference that are listed under the caption “Where You Can Find More Information.”

Verizon Litigation Update

On June 12, 2006, a lawsuit was filed against us and our subsidiary Vonage America Inc., by Verizon Services Corp., Verizon Laboratories Inc., and Verizon Communications, Inc. in the United States District Court for the Eastern District of Virginia. Verizon alleged that we infringed seven patents in connection with providing VoIP services and sought injunctive relief, compensatory and treble damages and attorney’s fees. Verizon dismissed its claims with respect to two of the patents prior to trial, which commenced on February 21, 2007. After trial on the merits, a jury returned a verdict finding that Vonage infringed three of the patents-in-suit. The jury rejected Verizon’s claim for willful infringement, treble damages, and attorney’s fees, and awarded compensatory damages in the amount of $58 million through February 2007. The trial court subsequently indicated that it would award Verizon $1.6 million in prejudgment interest on the $58 million jury award. Vonage filed post-trial motions challenging the jury’s verdict and related rulings, which were denied by the trial court. The trial court issued a permanent injunction with respect to the three patents the jury found to be infringed effective April 12, 2007. The trial court further granted a partial stay which permits Vonage to continue to service existing customers pending appeal, subject to deposit into escrow of a 5.5% royalty on a quarterly basis. In addition, in April 2007, we posted a cash-collateralized $66 million bond, which reflected the $58 million jury award plus pre and post judgment interest and costs of $8 million, to stay execution of the monetary judgment pending appeal.

On April 6, 2007, Vonage filed an amended notice of appeal as well as a motion for a full stay pending its appeal with the United States Court of Appeals for the Federal Circuit, or CAFC. The CAFC issued an order granting our request for a stay permitting us to continue to sign up new customers through the appeals process. The CAFC also set an expedited briefing and hearing schedule. Briefing was completed on May 30, 2007, and oral argument was conducted on June 25, 2007. The CAFC took the matter under submission and we currently expect a ruling on the merits of our appeal within the next several months. We will continue to vigorously defend against Verizon’s claims, which we believe are without merit.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding:

•	projections, predictions, expectations, estimates or forecasts as to broadband Internet access, VoIP adoption, our business, financial and operating results and future economic performance;

•	proposed new product and service offerings;

•	expectations that regulatory developments or other matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity; and

•	our management’s goals and objectives and other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our damaging and disruptive intellectual property and other litigation;

•	our efforts to design around third-party intellectual property and implement such design arounds;

•	our history of operating losses;

•	the highly competitive nature of our industry;

•	decreasing telecommunications prices to consumers;

•	the acceptance of VoIP technology by mainstream consumers;

•	the differences between our calling service, including our emergency calling service, compared to incumbent telephony providers;

•	system disruptions, power outages and failures of the third-party facilities and equipment we utilize and flaws in our technology;

•	our ability to maintain adequate customer care and manage increases in our churn rate;

•	our ability to improve local number portability provisioning;

•	our ability to sustain the growth rates we have enjoyed so far;

•	the costs associated with being a public company and our ability to comply with the internal control and reporting obligations of public companies;

•	our ability to manage our growth and improve our controls and procedures;

•	securities class action litigations initiated against us;

•	the growth of broadband Internet access;

•	our ability to attract and retain qualified technical staff in a competitive environment;

•	increasing regulation of our services and the imposition of federal, state and municipal sales and use taxes, fees or surcharges on our services; and

•	our ability to comply with the FCC’s new regulations regarding E-911 services.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

THE OFFERING

Securities offered by us	None.
Common stock offered by the selling stockholders	17,834,898 shares (1)

Common stock outstanding after the offering	173,223,251 (2)

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

Dividend policy	We do not intend to pay any cash dividends on our common stock.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about risk factors you should consider before buying shares of our common stock.

New York Stock Exchange trading symbol	VG

Transfer Agent	American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, Telephone No. (212) 936-5100, serves as the transfer agent and registrar for our outstanding securities.

(1)	Represents the aggregate number of shares of our common stock that are currently issuable upon conversion of the convertible notes based on a conversion price of $14.22 per share. Additional shares will be issuable upon conversion if we elect to pay interest on these notes in kind by increasing the principal outstanding under the notes. See “Description of Convertible Notes.”
(2)	Assumes the conversion of all of the convertible notes into shares of common stock.

The number of shares of common stock outstanding after this offering excludes:

•

21,235,995 shares of common stock issuable upon exercise of currently outstanding options as of March 31, 2007 with exercise prices ranging from $0.70 to $35.00 and having a weighted average exercise price of $7.23 per share and 2,207,508 of restricted stock units at March 31, 2007;

•

3,085,715 shares of common stock issuable upon exercise of currently outstanding warrants with exercise prices ranging from $0.70 to $1.40 per share and having a weighted average exercise price of $1.28 per share; and

•

shares of common stock reserved for future grants under our 2001 Incentive Plan as of March 31, 2007 were 12,346,263 shares. Of this amount, our board of directors limited the amount of shares to 2,000,000 shares of which 1,557,786 shares are currently available.

•

shares of common stock reserved for future grants under our 2006 Incentive Plan is determined using a formula and will equal approximately 17.65% of the number of shares that are issued and outstanding from time to time. As of March 31, 2007, there were approximately 15,071,737 shares reserved for grant.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and as further updated by annual, quarterly and other reports and documents we file with the Securities and Exchange Commission after the date of this prospectus and that are incorporated by reference herein. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the price of our common stock and the value of your investment in us.

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. We will not receive any proceeds from the sale of shares sold in this offering.

DETERMINATION OF OFFERING PRICE

We will not receive any money from the selling stockholders when they sell their shares of common stock. The selling stockholders may sell all or any part of their shares in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation.

DESCRIPTION OF CONVERTIBLE NOTES

In December 2005 and January 2006, we issued $249.9 million aggregate principal amount of convertible notes due December 1, 2010. In addition, in March 2006 we paid interest by increasing the principal amount of convertible notes by $3.6 million. The principal terms of the convertible notes are as follows:

Optional Repurchase

The holders may require us to repurchase all or any portion of the convertible notes on December 16, 2008 at a price in cash equal to 100% of the principal amount of the convertible notes plus any accrued and unpaid interest and late charges.

Interest

We may, at our option, pay interest on the convertible notes in cash or in kind. If paid in cash, interest will accrue at a rate of 5% per annum and be payable quarterly in arrears. If paid in kind, the interest will accrue at a rate of 7% per annum and be payable quarterly in arrears.

Upon an event of default (as defined below), the interest rate will be the greater of the interest rate then in effect or 15% per annum. If interest on the convertible notes is not paid in full on any interest payment date, the principal amount of the convertible notes will be increased for subsequent interest accrual periods by an amount that reflects the accretion of the unpaid interest at an annual rate equal to the interest rate then in effect plus 2%, calculated on a quarterly basis, from, and including, the first day of the relevant interest accrual period.

Redemption

We may redeem any or all of the convertible notes at any time after June 16, 2007, provided that, among other things, the common stock has traded at a price greater than 150% of the conversion price of the convertible notes for 20 consecutive trading days. The convertible notes shall be redeemed at a price equal to 100% of the principal amount plus accrued and unpaid interest and any late charges, plus the aggregate net present value of the remaining scheduled interest payments, if any, calculated as provided in the convertible notes.

We also may redeem any or all of the convertible notes at any time after December 16, 2008 at a price equal to 100% of the principal amount plus accrued and unpaid interest and any late charges, subject to certain conditions.

Following a change of control (as defined in the convertible notes) the holders of the convertible notes may require us to redeem the convertible notes at a price equal to 100% of the principal amount plus accrued and unpaid interest and late charges. In addition, upon conversions in connection with certain fundamental transactions, including certain changes of control, holders of the convertible notes will be entitled to receive a make-whole premium as calculated in the convertible notes. As defined in the convertible notes, changes of control generally include (1) a consolidation or merger with or into another person (other than pursuant to a migratory merger solely for the purpose of changing jurisdictions), (2) a sale, assignment, transfer, conveyance or other disposition of all our property or assets to another person, (3) being the subject of a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of common stock, and (4) the consummation of a stock purchase agreement or other business combination with another person whereby such person acquires more than 50% of the outstanding shares of common stock.

Conversion

The convertible notes may, at the option of the holder, be converted into shares of our common stock at any time. The conversion price for the convertible notes is $14.22, subject to certain adjustments for stock dividends, stock splits or similar transactions. The conversion price also is subject to certain anti-dilution adjustments as described in the convertible notes.

Certain Covenants

All covenants contained in the convertible notes no longer have effect.

Events of Default

Events of default under the terms of the convertible notes include:

•	failure to pay to a holder any amount of principal, interest, late charges or other amounts when and as due under the convertible notes;

•

any acceleration prior to maturity of any indebtedness of us or any of our subsidiaries, which individually or in the aggregate is equal to or greater than $5.0 million principal amount of indebtedness;

•	certain bankruptcy or insolvency events;

•

the rendering against us or any of our subsidiaries of a final judgment or judgments for the payment of money aggregating in excess of $5.0 million, which are not, within 60 days, bonded, discharged or stayed pending appeal; and

•

a breach of any covenant or agreement or a material breach of any representation or warranty in the notes or the subscription agreement or registration rights agreement related to the convertible notes.

Following an event of default, the convertible notes will become due and payable, either automatically or upon declaration by holders of more than 25% of the aggregate principal amount of convertible notes.

Pass-Through Dividends

Dividends are not paid to holders of convertible notes, but the conversion price is subject to anti-dilution adjustments based in part on distributions to holders of our common stock.

Anti-dilution Adjustments

The formula for adjusting the conversion rate on the conversion date and number of shares of our common stock to be delivered are subject to customary anti-dilution adjustments if certain events occur.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock contained in the restated certificate of incorporation is only a summary. You should read it together with our restated certificate of incorporation and our amended and restated bylaws.

General

Our authorized capital stock consists of 596,949,644 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock will be undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of March 31, 2007, there were 155,388,353 shares of common stock issued and outstanding.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

Holders of our common stock will have no pre-emptive or conversion rights or other subscription rights, and there will be no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Under the terms of our restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing changes in control or management of our Company.

We have no present plans to issue any shares of preferred stock.

Registration Rights for Certain Holders of Our Common Stock

In April 2005, we and the holders of all of our formerly outstanding series of our convertible preferred stock entered into the third amended and restated investors’ rights agreement, which is included as an exhibit to the registration statement of which this prospectus is a part. On November 13, 2006, we and certain of the holders entered into an amendment to the agreement.

Under the agreement as amended, upon the request of the holders of at least 33 1/3% of the common stock issued upon conversion of our formerly outstanding Series E convertible preferred stock, we would be required to file as promptly as practicable a registration statement on Form S-1 covering the resale of the shares of our common stock that were issued upon conversion of our formerly outstanding Series B, C, D and E convertible preferred stock. Further, these holders have the right to demand of us, subject to certain terms and conditions, that we register the shares of common stock issued or issuable upon the conversion of their shares of convertible preferred stock after April 1, 2007, whichever is earlier, under the Securities Act. Finally, if we propose to register any of our capital stock under the Securities Act, the holders of all series of our convertible preferred stock will be entitled to customary “piggyback” registration rights.

Registration Rights for Shares of Common Stock Issuable upon Conversion of Our Convertible Notes

We agreed to file resale shelf registration statements covering the shares of Common Stock issuable upon conversion of the convertible notes within 90 calendar days after our initial public offering, or IPO. If we failed to meet this timetable, we would have had to pay the holders of the convertible notes a fee of 1% of the principal amount of the convertible notes on the day that this timetable has not been met and a fee of 2% of the principal amount of the convertible notes every 30th day thereafter until the failure is cured. The shelf registration statement was filed on August 21, 2006 and was declared effective in November 2006.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of the Delaware General Corporation Law, or the DGCL, and our restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. We will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our restated certificate of incorporation provides otherwise. Our restated certificate of incorporation does not provide for cumulative voting.

Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders. Our organizational documents do not permit stockholder action by written consent in lieu of a meeting. Under our restated certificate of incorporation, special meetings of our stockholders may be called only by our board of directors, the Chairman of our board of directors, our Chief Strategist or our Chief Executive Officer.

Removal of Directors and Director Vacancies. Under our restated certificate of incorporation, subject to the rights of holders of any outstanding preferred stock, a director may be removed only for cause and only by an affirmative vote of at least 75% of our capital stock issued and outstanding and entitled to vote. In addition, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of us.

Classified Board. Our restated certificate of incorporation and our amended and restated bylaws provide for our board of directors to be divided into three classes. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board and will preclude even a majority stockholder from gaining control of our board of directors in one election.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. In addition, our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders’ meeting, and not by written consent.

Limitations on Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our restated certificate of incorporation includes provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our restated certificate of incorporation also provides that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnitee as may be required under the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance to protect our company, our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions in our restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amendments to Organizational Documents. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of holders of at least 75% of our capital stock issued and outstanding and entitled to vote (in accordance with our restated certificate of incorporation) will be required to amend or repeal our bylaws.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “VG.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

TRANSACTIONS WITH RELATED PERSONS

Business Travel on Aircraft Owned by New World Aviation, Inc.

Certain of our employees have traveled for business on aircraft owned by New World Aviation, Inc., a corporation wholly owned by our Chairman, Chief Strategist and interim CEO, Jeffrey A. Citron and his wife. In 2006, we paid New World Aviation an aggregate of $216,312 for travel by our employees, including Mr. Citron. Mr. Citron’s employment agreement provides that, with respect to reasonable business-related airline expenses, Mr. Citron will be eligible for air travel reimbursement based on the cost of a first-class ticket on a commercial airline to and from the applicable business destinations and that any additional business-related airline expenses incurred, directly or indirectly, by Mr. Citron with respect to other employees shall be paid in accordance with our travel policy.

Purchase of Routers from Force10 Networks, Inc.

We purchase routers from Force10 Networks, Inc. on an as-needed basis. In 2006, we paid Force10 Networks an aggregate of $396,116 under the contract. Affiliates of New Enterprise Associates, a holder of more than 5% of our voting capital stock, own an approximate 24% interest in Force10 Networks. In addition, an affiliate of Meritech Capital Partners II L.P., also a holder of more than 5% of our voting capital stock, owns a 6.8% interest in Force10 Networks. An employee of Meritech Capital Partners and an employee of New Enterprise Associates serve on the board of directors of Force10 Networks. One of our directors, Peter Barris is affiliated with New Enterprise Associates.

Registration Rights for Holders of Our Formerly Outstanding Convertible Preferred Stock

In April 2005, we and the holders of all of our formerly outstanding series of convertible preferred stock entered into a third amended and restated investors’ rights agreement. Holders of our formerly outstanding series of our convertible preferred stock include Mr. Citron and New Enterprise Associates, 3i Group plc, Meritech Capital Partners and Bain Capital, LLC, each a holder of more than 5% of our voting capital stock.

Under the agreement, as amended in November 2006, if requested by the former holders of our Series B, C, D or E convertible preferred stock, we will effect, subject to certain terms and conditions, a registration statement on Form S-3, if it is available, to facilitate the sale and distribution of the shares of common stock issued upon the conversion of the Series B, C, D and E convertible preferred stock. Further, these holders have the right to demand of us, subject to certain terms and conditions, that we register the shares of common stock issued or issuable upon the conversion of their shares of convertible preferred stock after April 1, 2007, under the Securities Act. Finally, if we propose to register any of our capital stock under the Securities Act, the holders of all series of our convertible preferred stock will be entitled to customary “piggyback” registration rights.

Purchase of VoIP Termination Traffic

We purchase termination of VoIP traffic from Neutral Tandem, Inc. During 2006, we incurred fees from Neutral Tandem of approximately an aggregate of $449,986. Affiliates of New Enterprise Associates, a holder of more than 5% of our voting capital stock, own an approximate 26% interest in Neutral Tandem. One of our directors, Peter Barris, who is affiliated with New Enterprise Associates, serves on the board of directors of Neutral Tandem.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2006, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements. In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% stockholders.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the shares of the underlying common stock offered by this prospectus. The common stock underlying the convertible notes may be sold from time to time to purchasers:

•	directly by the selling stockholders; or

•

through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the underlying common stock.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying common stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the underlying common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of our common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction. The shares may be sold or distributed from time to time by selling security holders or by pledges, donees, transferees or other successors-in-interest selling shares received from a named selling security holder as a gift, partnership, distribution or other non-sale-related transfer after the date of this prospectus.

In connection with the sale of the underlying common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers may in turn engage in short sales of the underlying common stock in the course of hedging their positions. The selling stockholders may also sell the underlying common stock short and deliver the underlying common stock to close out short positions, or loan or pledge the underlying common stock to broker-dealers that, in turn, may sell the underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the underlying common stock by the selling stockholders. Selling stockholders may decide not to sell all or a portion of the underlying common stock offered by them pursuant to this prospectus. In addition, any selling stockholder may transfer, devise or give the underlying common stock by other means not described in this prospectus. The common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

The aggregate proceeds to the selling stockholders from the sale of the underlying common stock offered pursuant to this prospectus will be the purchase price of such securities less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, reject, in whole or part, any proposed purchase of common stock to be made directly or through their agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol “VG.”

The selling stockholders and any other persons participating in the distribution of the common stock will be subject to the Exchange Act and the rules and regulations thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability to engage in market-making activities with respect to the common stock.

If required with respect to a particular offering of common stock, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts related to the particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

Under the registration rights agreement in connection with convertible note offering, we agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of when all of the registrable securities have been sold pursuant to the registration statement, or the expiration of the holding period under Rule 144(k) under the Securities Act or any successor provision, which is two years from the date of the original issuance of the convertible notes.

Under the registration rights agreement, we and the selling stockholders have each agreed to indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay all of the expenses incidental to the registration, offering and sale of the common stock to the public, other than selling and certain legal expenses of the selling stockholders.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

BDO Seidman, LLP, independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006, included in our Annual Report on Form 10-K for the year ended December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and financial statement schedules are incorporated by reference in reliance upon the report of BDO Seidman, LLP, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, with an amendment on Form S-3, including exhibits under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information regarding Vonage Holdings Corp. and the securities offered by this prospectus, we refer you to the registration statement, including the exhibits thereto. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC’s toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives of the SEC electronically.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the SEC and hereby incorporate such documents by reference in this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2006;

•	our quarterly report on Form 10-Q for the period ended March 31, 2007;

•	our current reports on Form 8-K filed on February 13, 2007, February 15, 2007, March 20, 2007, April 5, 2007, April 12, 2007, May 10, 2007, May 23, 2007 and July 20, 2007;

•	our proxy statement on Schedule 14A for the 2007 Annual Meeting of Stockholders filed with the SEC on April 30, 2007; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 19, 2006.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document. Requests should be directed to: Vonage Investor Relations, 23 Main Street, Holmdel, New Jersey 07733 or by calling (732)-528-2600.

The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800 SEC-0330. We file electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://ir.vonage.com.

The information relating to Vonage Holdings Corp. contained in this prospectus is not comprehensive, and you should read it together with the information contained in the incorporated documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement, other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee. The following expenses will be borne solely by the registrant.

Securities and Exchange Commission registration fee	$12,461
Printing and engraving expenses	75,000
Legal fees and expenses	75,000
Accounting fees	75,000
Transfer Agent’s fees	5,000
Miscellaneous expenses	5,000

Total	$247,461

Item 15.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

In accordance with Section 102(b)(7) of the Delaware Law, the Restated Certificate of Incorporation of Vonage Holdings Corp. contains a provision to limit the personal liability of our directors for violations of their fiduciary duty. This provision eliminates each director’s liability to us or our stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. In addition, our restated certificate of incorporation authorizes us to purchase and maintain insurance to protect ourselves and any of our directors, officers, employees or agents or another business entity against any expense, liability or loss incurred by him or her in any such capacity or arising out of his or her status as such, regardless of whether we would have the power to indemnify such person under our bylaws or Delaware Law.

The underwriting agreement with the underwriters will provide for the indemnification of our directors and officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act.

We maintain directors and officers liability insurance, which covers directors and officers against certain claims or liabilities arising out of the performance of their duties.

Item 16.	Exhibits and Financial Statement Schedule.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(8) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holmdel, State of New Jersey, on July 20, 2007.

VONAGE HOLDINGS CORP.

By:	/s/ JOHN S. REGO
John S. Rego
Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities on July 20, 2007:

Signature		Title

By:	/s/ JEFFREY A. CITRON	Director, Chairman, Chief Strategist and Interim Chief Executive Officer
	Jeffrey A. Citron	(Principal Executive Officer)

By:	/s/ JOHN S. REGO	Executive Vice President, Chief Financial Officer and Treasurer
	John S. Rego	(Principal Financial Officer and Principal Accounting Officer)

By:	/s/ PETER BARRIS	Director
Peter Barris

By:	/s/ MORTON DAVID	Director
Morton David

By:	/s/ J. SANFORD MILLER	Director
J. Sanford Miller

By:	/s/ GOVERNOR THOMAS J. RIDGE	Director
Governor Thomas J. Ridge

By:	/s/ JOHN J. ROBERTS	Director
John J. Roberts

By:	/s/ MICHAEL A. KRUPKA	Director
Michael A. Krupka

EXHIBITS

Exhibit Number	Description of Exhibits
3.1	Restated Certificate of Incorporation of Vonage Holdings Corp.(1)

3.2	Amended and Restated By-Laws of Vonage Holdings Corp.(1)

4.1	Form of Certificate of Vonage Holdings Corp. Common Stock(2)

4.2	Form of Senior Unsecured Convertible Note(2)

4.3	Stock Purchase Warrant To Purchase Common Stock of Vonage Holdings Corp.(2)

4.4	Stock Purchase Warrant To Purchase Shares of Series A-2 Convertible Preferred Stock, par value $.001 per share of Vonage Holdings Corp.(2)

5.1	Opinion of Shearman & Sterling LLP(6)

10.1	2001 Stock Incentive Plan of Vonage Holdings Corp.(2)*

10.2	Form of Incentive Stock Option Agreement under the 2001 Stock Incentive Plan(2) *

10.3	Form of Nonqualified Stock Option Agreement for Employees under the 2001 Stock Incentive Plan(2) *

10.4	Form of Nonqualified Stock Option Agreement for Outside Directors under the 2001 Stock Incentive Plan(2) *

10.5	Vonage Holdings Corp. 401(k) Retirement Plan(2) *

10.6	Lease Agreement, dated March 24, 2005, between 23 Main Street Holmdel Associates LLC and Vonage USA Inc.(2)

10.7	Amended and Restated Employment Agreement, dated February 8, 2006, between Vonage Holdings Corp. and Jeffrey A. Citron(2) *

10.8	Employment Agreement, dated February 7, 2006, between Vonage Holdings Corp. and Michael Snyder(2) *

10.9	Employment Agreement, dated August 1, 2005, between Vonage Holdings Corp. and John S. Rego(2) *

10.10	Employment Agreement, dated August 1, 2005, between Vonage Holdings Corp. and Louis A. Mamakos(2) *

10.11	Employment Agreement, dated August 8, 2005, between Vonage Holdings Corp. and Sharon O’Leary(2) *

10.12	Third Amended and Restated Investors’ Rights Agreement, as amended, dated April 27, 2005, among Vonage Holdings Corp. and the signatories thereto(2)

10.13†	Agreement for Services, dated February 9, 2005, between Vonage Holdings Corp. and Third Party Verification, Inc.(2)

10.14	Registration Rights Agreement, dated December 16, 2005, among Vonage Holdings Corp. and the signatories thereto(2)

10.15†	Agreement for Services, dated April 27, 2005, between Vonage Network Inc. and Intrado Inc. and Amendment No. 1 thereto(2)

10.16†	Master Service Agreement, dated July 15, 2004, between Vonage Holdings Corp. and Level 3 Communications, LLC(2)

10.17†	Master Sales Agreement, dated June 8, 2005, between Vonage Network Inc. and TeleCommunication Systems, Inc.(2)

10.18†	Master Services Agreement, dated May 5, 2005, between Vonage Network Inc. and Synchronoss Technologies, Inc.(2)

10.19†	OSS Master Services Agreement, dated December 27, 2004, between Vonage Holdings Corp. and Neustar, Inc.(2)

10.20	2006 Incentive Plan(2) *

10.21	Form of Indemnification Agreement for directors and officers(2)

10.22†	Amendment #2 to the Agreement for Services, dated September 21, 2006, between Intrado Inc. and Vonage Network Inc.(3)

10.23†	First Amendment to Services Agreement, dated June 21, 2006, between Third Party Verification, Inc. and Vonage Holdings Corp.(3)

10.24†	Second Amendment to Services Agreement, dated August 25, 2006, between Third Party Verification, Inc. and Vonage Network of New Jersey d/b/a Vonage Network Inc. (assignee of Vonage Holding Corp.)(3)

10.25†	Amendment to the Master Services Agreement, dated May 26, 2006, between Telecommunications Systems, Inc. and Vonage Network Inc., along with the accompanying side letter, dated November 2, 2006, from Vonage Network Inc. to Telecommunication Systems, Inc.(3)

10.26†	Amendment #1 to Master Sales Agreement, dated August 8, 2006, between Telecommunication Systems, Inc. and Vonage Network Inc., along with the accompanying side letter, dated November 2, 2006, from Vonage Network Inc. to Telecommunication Systems, Inc.(3)

10.27	Form of Restricted Stock Unit Agreement under the Vonage Holdings Corp. 2006 Incentive Plan(5) *

10.28	Form of Nonqualified Stock Option Agreement under the Vonage Holdings Corp. 2006 Incentive Plan(5) *

10.29	Form of Restricted Stock Agreement under the Vonage Holdings Corp. 2006 Incentive Plan(5) *

10.30	Form of Restricted Stock Agreement under the Vonage Holdings Corp. 2006 Incentive Plan for Non-Employee Directors(5) *

10.31	Form of Nonqualified Stock Option Agreement under the Vonage Holdings Corp. 2006 Incentive Plan for Non-Employee Directors(5) *

10.32	Written Consent of the Company and Certain Stockholders to the Third Amended and Restated Investors’ Rights Agreement dated April 27, 2005, as amended(4)

10.33	Amendment #3 to the Agreement for Services, dated November 27, 2006 between Intrado Inc. and Vonage Network Inc. (5)

10.34†	Statement of Services to the OSS Master Services Agreement, dated March 26, 2007, between Vonage Holdings Corp. and NeuStar, Inc.(5)

10.35†	Amendment #4 to the Agreement for Services, dated March 23, 2007 between Intrado Inc. and Vonage Network Inc.(5)

21.1	List of Subsidiaries of Vonage Holdings Corp.(5)

23.1	Consent of BDO Seidman, LLP, independent registered public accounting firm(7)

(1)	Incorporated by reference to Vonage Holdings Corp.’s Quarterly Report on Form 10-Q (File No. 001-32887) filed on August 4, 2006.
(2)	Incorporated by reference to Vonage Holdings Corp.’s Registration Statement on Form S-1 (File No. 333-131659) filed on February 8, 2006.
(3)	Incorporated by reference to Vonage Holdings Corp.’s Quarterly Report on Form 10-Q (File No. 001-32887) filed on November 8, 2006.
(4)	Incorporated by reference to Vonage Holding Corp.’s Current Report on Form 8-K (File No. 001-32887) filed on November 14, 2006.
(5)	Incorporated by reference to Vonage Holdings Corp.’s Quarterly Report on Form 10-K (File No. 001-32887) filed on April 17, 2007.
(6)	Incorporated by reference to Vonage Holdings Corp.’s Registration Statement on Form S-1 (File No. 333-136773) filed on August 21, 2006.
(7)	Filed herewith.
†	Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.
*	Management contract or compensatory plan or arrangement.